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                                                                  Exhibit 8.1


                                 July 21, 1999


Players International, Inc.
1300 Atlantic Avenue, Suite 800
Atlantic City, New Jersey  08401

         Re:  PROPOSED MERGER OF PLAYERS INTERNATIONAL, INC. AND JEI MERGER
              CORP.

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax aspects of the proposed merger of JEI Merger Corp., a wholly-owned subsidiary of Jackpot Enterprises, Inc., and Players International, Inc. (the "Proposed Merger"), all as described in the Amendment No. 1 to Form S-4, Registration Statement (the "Amendment") filed with the Securities and Exchange Commission on July 21, 1999. This opinion is based upon our review of the Amendment and our assumption that the Proposed Merger will take place in accordance with the description included in the Amendment.

                                     OPINION

Based on the foregoing and on the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date of this letter, it is our opinion that the statements of law and conclusions of law included in the Amendment under the heading "Material Federal Income Tax Consequences" are, in all material respects, true, correct and complete. No opinion is expressed regarding any statements, assumptions or opinions regarding factual matters contained in the Amendment.

Should any of the facts, assumptions or understandings referred to above prove incorrect, please let us know so that we may consider the effect, if any, on our opinion. No assurances can be given that any of the foregoing authorities will not be modified, revoked, supplemented, revised, reversed or overruled or that any such modification, renovation, supplementation, revision, reversal or overruling will not adversely affect the opinion set forth above.


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Jackpot Enterprises, Inc.
July 21, 1999
Page 2

We understand that this opinion is to be used in connection with the Amendment. We consent to the filing of this opinion in connection with and as a part of the Amendment. In giving such consents, however, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.


Very truly yours,

MORGAN, LEWIS & BOCKIUS LLP